Offshore Logistics, Inc.

2000 W. Sam Houston Parkway South
Suite 1700
Houston, Texas 77042
Tel: (713) 267-7600
Fax: (713) 267-7620

PRESS RELEASE

Offshore Logistics, Inc. Elects to Extend Waiver Period for 6 1/8% Senior Notes due 2013

HOUSTON, TX, November 15, 2005-Offshore Logistics, Inc. (NYSE: OLG) announced today that it has elected to extend the waiver period for complying with the financial reporting covenants and related compliance certificate and auditors’ statement covenants in the indenture for its 6 1/8% Senior Notes due 2013 (the “Notes”) from November 15, 2005 to December 15, 2005. Note holders of record as of July 25, 2005 who delivered (and did not revoke) consents to the waiver in connection with the Company’s consent solicitation that expired on August 15, 2005 will receive payment of an additional fee equal to $2.50 per $1,000 principal amount of Notes.

In addition, if the Company does not comply with the financial reporting covenants and related compliance certificate and auditors’ statement covenants on or before December 15, 2005 and elects to pay on or before the third business day following such date a further additional fee to consenting holders in an amount equal to $2.50 per $1,000 principal amount of Notes, the Company would have until January 16, 2006 to comply with the financial reporting covenants and the compliance certificate and auditors’ statement covenants in the indenture.

The Company has retained Global Bondholder Services Corporation to serve as paying agent of the additional fee to consenting holders. Global Bondholder Services Corporation may be contacted by telephone at (866) 873-7700 (toll-free) or (212) 430-3774 or in writing at 65 Broadway, Suite 704, New York, NY 10006, Attention: Corporate Actions.

The Company also has elected to extend to December 15, 2005 a similar waiver arrangement upon payment of a fee for its revolving credit facility and a term loan under which an affiliate of Offshore Logistics is borrower and Offshore Logistics is a partial guarantor. Further, the Company may elect upon payment of an additional fee to extend the waiver period to January 16, 2006 for these bank facilities.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
jbaj@olog.com